AGREEMENT

                       JOINT FILING OF SCHEDULE 13D/A
                                    AND
                 ALL FUTURE AMENDMENTS TO SCHEDULE 13D

     Each of the undersigned hereby agrees to file jointly the Amendment
No. 1 to Schedule 13D to which this Agreement is attached, and any further amendments to the Statement on Schedule 13D (the "Schedule 13D") with respect to the shares of common stock of Astris Energi Inc. which may be deemed necessary, pursuant to Regulation 13D under the Securities Exchange Act of 1934.

     It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

      It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Statement on the Schedule 13D, and any future amendments to the Amendment No. 1 to Schedule 13D, filed on behalf of each of the parties hereto.

Date:	April 18, 2007


                                        ACME GLOBAL INC.

                                        By: /a/ Atul Sabharwal
                                           -----------------------
                                        Name:  Atul Sabharwal
                                        Title: Director


                                        GREEN SHELTERS INNOVATIONS LTD.


                                        By: /s/ Manoj Upadhyay
                                           -----------------------
                                        Name:  Manoj Upadhyay
                                        Title: Director